UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

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LEADERSHIP DINNER

Thursday, September 17, 2015

Talking Points for Coaches on Emera Agreement

JOHN RAMIL

•	$10.4 billion transaction
•	$27.55 per share
•	A business model based on the retention of team members
•	The headquarters in FL an NM remain where they are located today
•	This is a triple-win for both organizations: shareholders, team members, community
•	We’ve come a long way since 2001, becoming a stronger company that has rebounded from the issues of the merchant power business: We’ve done more than survive; we’ve thrived
•	Going forward, this is not going to be business as usual. It is going to be business as better.

CHRIS HUSKILSON

•	We’re committed to retaining every employee at TECO
•	Financing efforts are underway
•	TECO and Emera are a perfect match
[o]	Our cultures are aligned:
¡	Community commitment
¡	Safety
¡	Pursuit of clean power
¡	How we work with and value employees
[o]	Like TECO, we have constructive relationships with government and regulatory bodies
o	Nothing in the business case for the transaction says we should lose employees
[o]	We want this to continue to be a great place to work, and a place where you want to work
•	Significant investment over the four years in the combined companies with approximately half of that in Florida and New Mexico
•	We respect TECO’s 115-year-plus history in the community as we respect NMGC’s place in the community—we want to continue it
•	We plan to have independent directors at TECO and NMGC in the operating boards, like at our other holdings
•	We’re so excited about a tremendously bright future

GORDON GILLETTE

•	We’re happy to tie our future to Emera
•	When we contacted state and local officials regarding the transaction, all had a deep respect for what we had built

SANDY CALLAHAN

•	New York Stock Exchange bell-ringing to celebrate 50 years on the NYSE represents the close of one era for TECO and the start of a new one with Emera

CHUCK ATTAL

•	Exciting time for TECO Energy and Emera as we work to become one of the top 20 utilities in North America.

•	Expected to close by mid-2016
•	We will be submitting a proxy statement for filing with the SEC and then distribution to shareholders. Lawsuits regarding the transaction have been filed, which is very typical in this type of transaction
•	Emera is a great fit

Q/A

Q: Will pensions be governed by U.S. or Canadian laws?

A: U.S. laws

Q: Will TECO’s logo change?

A: The names will stay the same; no decision yet on logo treatments.

Q: Can you tell us about Emera’s benefit and salary structures?

A: They’re very similar to TECO’s. We have incentives, both short- and long-term. And since we know we have to compete for top talent, we want you to stay with the company. We want it to be a great work environment with great challenges and great benefits.

Q: If the Caribbean has a storm, will TECO help?

A: People across Emera will be thinking about how we can work together.

Q: Have we identified opportunities to combine systems?

A: We will identify these types of opportunities in the future.

Q: How will the community board in Tampa work?

A: We’ll have independent directors who know their communities. It’s similar to how Emera does it now at our other holdings.

Q: How do the cultures of TECO and Emera fit together?

A: They’re very similar. TECO has been an innovative, forward-thinking, caring organization—it cares about its customers, team members, shareholders and the community. That describes Emera, as well. We believe in trust and mutual respect; we must promote and grow people.

Q: Can you talk about safety at Emera?

A: No business function is more important than safety. We believe in world-class safety—with equipment, systems and behaviors. The most effective companies are safe companies.

Q: What does Emera do well?

A: Operating electric utilities safely, effectively and cost-efficiently.

Q: Is Emera looking to acquire other companies?

A: At the right time, and under the right circumstances.

Q: Will we continue to have tuition reimbursement at TECO?

A: Yes. If you’re doing a good job and want to do more, that’s good for us.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.